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                                   Exhibit 8
                              List of Subsidiaries


Jacada, Inc., incorporated under the laws of Delaware, and a wholly owned subsidiary of Jacada Ltd.


Jacada (Europe) Limited, organized under the laws of England, and a wholly owned subsidiary of Jacada Ltd.


Jacada Deutschland GmbH, organized under the laws of Germany, and a wholly owned subsidiary of Jacada Ltd.


Jacada Canada Inc., organized under the laws of Canada, and a wholly owned subsidiary of Jacada, Inc.